EXHIBIT 3.1
CERTIFICATE OF AMENDMENT OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THERMO ELECTRON CORPORATION
          Thermo Electron Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”),
          DOES HEREBY CERTIFY:
          FIRST: That by an action by the Board of Directors dated July 13, 2006, resolutions were duly adopted setting forth proposed amendments of the Third Amended and Restated Certificate of Incorporation of the Company. The resolutions setting forth the proposed amendments are as follows:
          RESOLVED, that, following approval of the stockholders of the Company, and effective upon the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated May 7, 2006, by and among the Company, Fisher Scientific International Inc. and Trumpet Merger Corporation), Article FIRST to the Company’s Third Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows: “FIRST: The name of the Company is Thermo Fisher Scientific Inc.”
          RESOLVED, that, upon approval of the stockholders of the Company, the first paragraph of Article FOURTH to the Company’s Third Amended and Restated Certificate of Incorporation shall be amended by deleting the words “Three Hundred Fifty Million (350,000,000)” in the first sentence thereof and inserting in its place the words “One Billion Two Hundred Million (1,200,000,000)”.
          SECOND: That at a meeting and vote of stockholders dated August 30, 2006, said amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
          THIRD: That Article FIRST to the Company’s Third Amended and Restated Certificate of Incorporation be, and it hereby is, amended to read in its entirety as follows:
          “FIRST: The name of the Company is Thermo Fisher Scientific Inc.”
          FOURTH: That the first paragraph of Article FOURTH to the Company’s Third Amended and Restated Certificate of Incorporation be, and it hereby is, amended by deleting the words “Three Hundred Fifty Million (350,000,000)” in the first sentence thereof and inserting in its place the words “One Billion Two Hundred Million (1,200,000,000)”

          FIFTH: That the amendments of the Company’s Third Amended and Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, said Thermo Electron Corporation has caused this certificate to be signed by its President and Chief Executive Officer, and attested by its Vice President, General Counsel and Secretary, this 9th day of November, 2006.

		By:	/s/ Marijn E. Dekkers

Name: Marijn E. Dekkers Title: President and Chief Executive Officer

ATTEST:

By:	/s/ Seth H. Hoogasian

Name: Seth H. Hoogasian Title: Vice President, General Counsel and Secretary